Exhibit 99.2

FOR IMMEDIATE RELEASE

Thursday, February 24, 2005

CLAYTON WILLIAMS ENERGY REPLACES

732% OF ITS 2004 PRODUCTION

Total Proved Reserves More Than Double to 299 Bcfe

Midland, Texas, February 24, 2005 – Clayton Williams Energy, Inc.  (NASDAQ–NMS:CWEI) announced today that the Company’s total proved oil and gas reserves as of December 31, 2004 were 299 Bcfe, consisting of 26.8 million barrels of oil and NGL, and 138.3 Bcf of natural gas, as estimated by independent petroleum engineers.  By comparison, the Company reported proved reserves of 124.9 Bcfe as of December 31, 2003, consisting of 10.3 million barrels of oil and NGL and 62.9 Bcf of natural gas.  The pre-tax present value of estimated future net revenues from these reserves, discounted at 10% and computed in accordance with SEC guidelines, totaled $705.3 million at December 31, 2004, as compared to $335.1 million at December 31, 2003.  The estimates were based on weighted average oil and NGL prices of $41.48 per Bbl in 2004, as compared to $30.45 in 2003, and gas prices of $5.59 per Mcf in 2004, as compared to $5.61 per Mcf in 2003.

During 2004, the Company replaced 732% of the 32 Bcfe produced in 2004.  Of that, purchases of proved reserves added 170.8 Bcfe (534%), extensions and discoveries added 46.8 Bcfe (146%), and net revisions added another 16.6 Bcfe (52%).  The following table summarizes these changes in proved reserves during 2004 on a Bcfe basis.

Bcfe
Total proved reserves, 12/31/03	124.9
Purchases	170.8
Extensions and discoveries	46.8
Net revisions	16.6
Sales	(28.1)
Production	(32.0)
Total proved reserves, 12/31/04	299.0

MORE…

All of the purchases of proved reserves in 2004 were related to the acquisition of Southwest Royalties, Inc. in May 2004.  More than half of the extensions and discoveries for 2004 were attributable to the Company’s exploration program in south Louisiana. Approximately 66% of the net upward revisions were attributable to improved well performance primarily from properties acquired through Southwest Royalties and the remainder was attributable to the effects of higher product prices on the estimated quantities of proved reserves.

Clayton Williams Energy, Inc. Is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Mel G. Riggs
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com